Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          November 2, 2011

SKYWEST ANNOUNCES THIRD QUARTER 2011 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $955.4 million for the quarter ended September 30, 2011, compared to $686.9 million for the same period last year.  SkyWest also reported net income of $0.1 million, or slightly more than $0.00 per diluted share, for the quarter ended September 30, 2011, compared to $25.5 million of net income, or $0.45 per diluted share, for the same period last year.

During the quarter ended September 30, 2011, SkyWest experienced a reduction of approximately $41.4 million in its pretax earnings compared to the same period last year.  Following are the significant items that contributed to the pretax reduction:

•                  Incurred $10.7 million in additional United CRJ200 engine overhaul costs

•                  Incurred $9.7 million in additional crew related costs due to additional staffing needs

•                  Incurred $6.7 million in additional maintenance costs related to aircraft paint, parts and airframe heavy check costs

•                  Incurred $7.0 million of pretax loss from ExpressJet operations (acquired in November 2010)

•                  Recorded $5.7 million of downward adjustment to the ExpressJet acquisition accounting in connection with the preparation of the 2010 tax return

•                  Recorded an additional $4.8 million from SkyWest’s share of losses from minority investments in Trip Linhas Aereas (“TRIP”) and Mekong Aviation Joint Stock Company (“Air Mekong”)

•                  Recognized decreased revenue of $5.3 million as a result of application of provisions under our Delta Connection Agreements

•                  Generated $6.0 million increase in pretax results from pro-rate operations

Commenting on the results, Jerry C. Atkin, Chairman and CEO said, “Despite these continued challenges that we have experienced this year, I remain fully confident in the ability of our team to resolve them and move forward with higher expectations.”  He continued, “These results are not representative of our history at SkyWest and we will continue to execute our action plan in order to move back to more favorable results for 2012 and beyond.”

On November 12, 2010, SkyWest completed the acquisition of ExpressJet Holdings, Inc. (“ExpressJet”) and ExpressJet became a subsidiary of Atlantic Southeast Airlines, Inc. (“Atlantic Southeast”) that is wholly-owned by SkyWest.  ExpressJet Airlines, Inc. (“ExpressJet Airlines”) was the primary operating asset of ExpressJet.  The acquisition included 244 regional jet aircraft and SkyWest’s consolidated operations and financial results for the quarter ended September 30, 2011 include significant increases related to revenues, expenses and statistical data compared to the quarter ended September 30, 2010.

Financial and Operating Results

SkyWest’s operating revenues increased $268.6 million, or 39.1%, during the quarter ended September 30, 2011, over the same period in 2010.  The increase in operating revenues was largely due to the addition of ExpressJet’s operations, which contributed $243.1 million.  Also, SkyWest’s operating revenues increased for additional fuel and engine overhaul costs that are directly reimbursable to SkyWest by its major partners under its capacity purchase agreements as well as additional revenue generated from ground handling and pro-rate operations.

Total airline expenses (consisting of total operating and interest expenses) increased $298.5 million, or 45.9%, during the three months ended September 30, 2011, over the same period in 2010.  The increase in total operating and interest expenses was largely due to the addition of ExpressJet’s operations, which generated $249.9 million of additional expenses. SkyWest also experienced cost increases in several cost categories including, crew costs, airframe and engine maintenance costs and pro-rate fuel costs, as previously outlined.

Management believes that some of the crew training events will moderate in the fourth quarter, compared to the third quarter, of 2011 as it continues to hire crews to meet current and forecasted block hour production. United CRJ200 engine overhauls are anticipated to be reduced in the fourth quarter, from the amounts spent in the third quarter and the costs attributable to integration of Atlantic Southeast and ExpressJet are expected to decline significantly once Atlantic Southeast and ExpressJet are combined under a single operating certificate, currently expected to be achieved in the fourth quarter of 2011.

Under United Express agreements for SkyWest Airlines and Atlantic Southeast, SkyWest recognizes revenue at a fixed hourly rate for mature engine maintenance on regional jet engines and SkyWest recognizes engine maintenance expense on its CRJ200 regional jet engines on an as-incurred basis as maintenance expense.  During the quarter ended September 30, 2011, CRJ200 engine expense under these agreements increased $10.7 million to $28.2 million compared to $17.5 million for the quarter ended September 30, 2010, as a result of increased engine overhaul expense due to the timing of scheduled engine maintenance events.  SkyWest was reimbursed approximately $9.6 million and $8.5 million under its United Express agreements in each of the periods ended September 30, 2011 and 2010, respectively. The number of scheduled engine maintenance overhauls is anticipated to be slightly lower in the fourth quarter of 2011, compared to the third quarter of 2011, based on the timing of overhaul events.

Liquidity

At September 30, 2011, SkyWest had $724.2 million in cash and marketable securities, compared to $804.9 million as of December 31, 2010. The reduction in cash and marketable securities during the nine months ended September 30, 2011 was primarily related to paying $56.2 million in authorized share repurchases and from increases in its prepaid aircraft lease amounts and changes in certain other working capital accounts of approximately $19.5 million.  SkyWest’s long-term debt was $1.63 billion as of September 30, 2011, compared to $1.74 billion as of December 31, 2010.  The decrease in long-term debt was due primarily to SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 6.2% discount rate, the present value of these lease obligations was approximately $1.90 billion as of September 30, 2011.

Other Items

•                  Added two new CRJ700 regional jets and three used CRJ200 regional jets and removed two ERJ145 regional jets and one CRJ200 regional jet from service

•                  Repurchased 1,218,537 shares of outstanding common stock at a cost of $15.9 million

•                  Total fleet consisted of 727 total aircraft compared to 466 aircraft for the same period last year, primarily as a result of the acquisition of ExpressJet

•                  Previously announced LOI arrangement with US Airways for 15 CRJ200 regional jets, currently expected to begin operations in December 2011

About SkyWest

SkyWest is the holding company for three scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations include SkyWest Airlines, Inc. (“SkyWest Airlines”) also based in St. George, Utah; Atlantic Southeast based in Atlanta, Georgia and ExpressJet Airlines, based in Houston, Texas.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines, Inc. (“United) and Delta Air Lines, Inc. (“Delta”), respectively.  SkyWest Airlines also operates flights for Alaska Airlines, Inc. (“Alaska”) under a contractual agreement.  Atlantic Southeast operates as United Express and Delta Connection carriers under contractual agreements with United and Delta, respectively. ExpressJet Airlines operates as Continental Express and United Express under contractual agreements with Continental Airlines, Inc. and United, respectively, and is a subsidiary of Atlantic Southeast.  System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,925 daily departures and a fleet of approximately 727 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,”

“intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the risk that the operations of Atlantic Southeast and ExpressJet will not be integrated successfully or at all; the ability of the combined company to realize potential synergies and other anticipated financial impacts of the acquisition of ExpressJet; future financial and operating results of the combined company if, integrated, may not meet SkyWest’s forecasts; the timing of the proposed integration, if achieved, may be delayed.

Actual operational and financial results of SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, among those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines, Atlantic Southeast and ExpressJet and their major partners regarding their contractual relationships; the financial stability of those major partners regarding any impact on the contracts that SkyWest, SkyWest Airlines, Atlantic Southeast or ExpressJet operates under in their behalf; the resolution of current litigation between SkyWest Airlines and Atlantic Southeast on one hand, and Delta, on the other hand; variations in market and economic conditions; unanticipated maintenance, personnel or other operating expenses, or expenses incurred as result of unanticipated actions taken by SkyWest’s major airline partners; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2010, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
OPERATING REVENUES:
Passenger	$936,363	$676,932	$2,700,529	$1,942,244
Ground handling and other	19,062	9,926	54,544	26,617
Total operating revenues	955,425	686,858	2,755,073	1,968,861
OPERATING EXPENSES:
Aircraft fuel	160,252	87,289	448,401	246,316
Salaries, wages and benefits	288,401	185,362	864,675	537,640
Aircraft maintenance, materials and repairs	189,762	120,863	529,335	338,984
Aircraft rentals	86,510	77,583	261,004	229,684
Depreciation and amortization	63,393	58,771	190,283	175,300
Station rentals and landing fees	45,902	31,769	130,850	91,205
Ground handling services	30,326	26,723	100,054	83,112
Other, net	61,845	40,216	179,777	116,629
Merger and integration	2,207	—	4,602	—
Total operating expenses	928,598	628,576	2,708,981	1,818,870
OPERATING INCOME	26,827	58,282	46,092	149,991

OTHER INCOME (EXPENSE):
Interest income	2,215	2,810	6,295	10,922
Interest expense	(20,086)	(21,640)	(60,358)	(64,883)
Adjustment to purchase accounting gain	(5,711)	—	(5,711)	—
Other, net	(5,351)	(203)	(8,715)	(1,590)
Total other (expense), net	(28,933)	(19,033)	(68,489)	(55,551)
INCOME (LOSS) BEFORE INCOME TAXES	(2,106)	39,249	(22,397)	94,440
PROVISION (BENEFIT) FOR INCOME TAXES	(2,222)	13,775	(13,028)	35,296
NET INCOME (LOSS)	$116	$25,474	$(9,369)	$59,144

BASIC EARNINGS (LOSS) PER SHARE	$0.00	$0.46	$(0.18)	$1.06
DILUTED EARNINGS (LOSS) PER SHARE	$0.00	$0.45	$(0.18)	$1.04

Weighted average common shares:
Basic	51,570	55,901	52,704	55,897
Diluted	52,315	56,804	52,704	56,795

Unaudited Operating Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
Operating Highlights	2011	2010	% Change		2011	2010	% Change

Passengers carried	15,003,068	10,261,536	46.2		42,051,420	28,680,837	46.6
Revenue passenger miles (000)	7,885,058	5,110,239	54.3		21,879,876	14,255,267	53.5
Available seat miles (000)	9,683,859	6,327,561	53.0		27,640,777	17,909,594	54.3
Passenger load factor	81.4%	80.8%	0.6	pts	79.2%	79.6%	(0.4	)pts
Passenger breakeven load factor	80.8%	76.5%	4.3	pts	79.6%	76.2%	3.4	pts
Yield per revenue passenger mile	$0.119	$0.132	(9.8)		$0.123	$0.136	(9.6)
Revenue per available seat mile	$0.099	$0.109	(9.2)		$0.100	$0.110	(9.1)
Cost per available seat mile	$0.098	$0.103	(4.9)		$0.100	$0.105	(4.8)
Fuel cost per available seat mile	$0.017	$0.014	21.4		$0.016	$0.014	14.3
Average passenger trip length	526	498	5.6		520	497	4.6
Block hours	585,146	379,129	54.3		1,699,472	1,080,926	57.2
Departures	363,841	249,783	45.7		1,051,096	708,849	48.3